Exhibit (j)(3)

FORM OF FIRST AMENDED AND RESTATED

FOREIGN CUSTODY

DELEGATION AGREEMENT

between

THE MEXICO FUND, INC.

and

IMPULSORA DEL FONDO MEXICO, SC

DELEGATION AGREEMENT

FIRST AMENDED AND RESTATED AGREEMENT, dated as of [            ], 2007 by and between IMPULSORA DEL FONDO MEXICO, SC, a civil society organized under the laws of the Republic of Mexico (the “Delegate”), and THE MEXICO FUND, INC., a corporation organized under the laws of the State of Maryland (the “Fund”).

WHEREAS, pursuant to the provisions of Rule 17f-5(b) under the Investment Company Act of 1940, and subject to the terms and conditions set forth herein, the Board of Directors of the Fund desires to delegate to the Delegate, and the Delegate hereby agrees to accept and assume, certain responsibilities described herein concerning Assets held outside of the United States.

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Definitions

Capitalized terms in this Agreement have the following meanings:

a.	Assets

Assets means any of the Fund’s investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund’s transactions in such investments.

b.	Authorized Representative

Authorized Representative means any one of the persons who are empowered, on behalf of the parties to this Agreement, to receive notices from the other party, to send notices to the other party, and to otherwise bind the respective parties with respect to the subject matter of this Agreement.

c.	Board

Board means the Board of Directors of the Fund.

d.	Compulsory Securities Depository

Compulsory Securities Depository means a Securities Depository the use of which is mandatory: (i) by law or regulation; (ii) because securities cannot be withdrawn from the depository; or (iii) because maintaining securities outside the Securities Depository is not consistent with prevailing custodial practices.

e.	Country Risk

Country Risk means all factors reasonably related to the systemic risk of holding assets in a particular country, including, but not limited to, such country’s financial infrastructure (including any Securities Depositories operating in such country); prevailing custody and settlement practices; and laws applicable to the safekeeping and recovery of assets held in custody.

f.	Eligible Foreign Custodian

Eligible Foreign Custodian has the meaning set forth in Rule 17f-5(a)(1).

g.	Foreign Custody Manager

Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(2).

h.	Monitor

Monitor means to re-assess or re-evaluate, at reasonable intervals, a decision or determination previously made.

i.	Permissible Foreign Custodian

Permissible Foreign Custodian means any person with whom Assets may be placed and maintained outside the United States under (i) the Investment Company Act of 1940 or (ii) an order of the U.S. Securities and Exchange Commission, without regard to Rule 17f-5.

j.	Securities Depository

Securities Depository has the meaning set forth in Rule 17f-5(a)(6).

2.	Representations

a.	Delegate’s Representations

Delegate represents that it is a corporation organized under the laws of the Republic of Mexico.

b.	Fund’s Representations

Fund represents that the Board has determined that it is reasonable to rely on the Delegate to perform the responsibilities delegated by this Agreement.

3.	Jurisdictions Covered

The authority delegated by this Agreement applies only with respect to Assets held in the Republic of Mexico.

4.	Delegation of Authority to Act as Foreign Custody Manager

a.	Selection of Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), the Delegate is authorized and directed to place and maintain Assets in the care of any Eligible Foreign Custodian or Custodians selected by the Delegate in each jurisdiction to which this Agreement applies.

b.	Contracts With Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), the Delegate is authorized to enter into, on behalf of the Fund, such written contracts governing the Fund’s foreign custody arrangements with such Eligible Foreign Custodians as the Delegate deems appropriate.

5.	Delegation of Authority to Place Assets With Permissible Foreign Custodians

Subject to the requirements of the Investment Company Act of 1940 (and any other applicable law or order), the Delegate is authorized to place and maintain Assets in the care of any permissible Foreign Custodian or Custodians in each jurisdiction to which this Agreement applies and to enter into, on behalf of the Fund, such written contracts governing the Fund’s foreign custody arrangements with such Permissible Foreign Custodians as the Delegate deems appropriate.

6.	Monitoring of Eligible Foreign Custodians and Contracts

In each case in which the Delegate has exercised the authority delegated under this Agreement to place Assets with an Eligible Foreign Custodian, the Delegate is authorized to, and shall, on behalf of the Fund, establish a system to Monitor the appropriateness of maintaining Assets with such Eligible Foreign Custodian. In each case in which the Delegate has exercised the authority delegated under this Agreement to enter into a written contract governing the Fund’s foreign custody arrangements, the Delegate is authorized to, and shall, on behalf of the Fund, establish a system to Monitor the appropriateness of such contract.

7.	Guidelines and Procedures for the Exercise of Delegated Authority

a.	Board’s Conclusive Determination Regarding Country Risk

In exercising its delegated authority under this Agreement, the Delegate may assume, for all purposes, that the Board has considered, and pursuant to its fiduciary duties to the Fund and the Fund’s shareholders, determined to accept, such Country Risk as is incurred by placing and maintaining Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, the delegate may also assume that the Board has, and will continue to, Monitor such Country Risk to the extent the Board deems necessary and appropriate.

Nothing in this Agreement shall require the Delegate to make any selection or to engage in any Monitoring on behalf of the Fund that would entail consideration of Country Risk, except to the extent that the Delegate is already required to do so under the Investment Advisory and Management Agreement between the Delegate and the Fund.

b.	Selection of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to place Assets with an Eligible Foreign Custodian, the Delegate shall determine that Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Assets will be held, after considering all factors relevant to the safekeeping of such assets, including, without limitation;

i.	The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

ii.	Whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Assets;

iii.	The Eligible Foreign Custodian’s general reputation and standing and, in the case of a Securities Depository, the Securities Depository’s operating history and number of participants;

iv.	Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian’s consent to service of process in the United States;

v.	In the case of an Eligible Foreign Custodian that is a Securities Depository, any additional factors and criteria set forth in Appendix A to this Agreement that the Delegate may deem relevant.

c.	Evaluation of Written Contracts

In exercising the authority delegated under this Agreement to enter into written contracts governing the Fund’s foreign custody arrangements with an Eligible Foreign Custodian, the Delegate shall determine that such contracts (or, in the case of a Securities Depository, such contract, the rules or established practices or procedures of the depository, or any combination of the foregoing) provide reasonable care for Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market. In making this determination, the Delegate shall ensure that the terms of such contracts comply with the provisions of Rule 17f-5(c)(2), as set forth in Appendix C to this Agreement.

d.	Monitoring

In exercising the authority delegated under this Agreement to establish a system to Monitor the appropriateness of maintaining Assets with an Eligible Foreign Custodian or the appropriateness of a written contract governing the Fund’s foreign custody arrangements, the Delegate shall consider any factors and criteria set forth in Appendix B to this Agreement. If, as a result of its Monitoring of Eligible Foreign Custodian relationships hereunder or otherwise, the Delegate determines in its sole discretion that it is in the best interest of the safekeeping of the Assets to move such Assets to a different Eligible Foreign Custodian, the Fund shall bear any expense related to such relocation of Assets.

8.	Standard of Care

In exercising the authority delegated under this Agreement, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of an investment company registered under the Investment Company Act of 1940 would exercise.

9.	Reporting Requirements

Delegate agrees to provide written reports notifying the Board of the placement of Assets with a particular Eligible Foreign Custodian or Permissible Foreign Custodian and of any material change in the Fund’s foreign custody arrangements. Such reports shall be provided to the Board quarterly for consideration at the next regularly scheduled meeting of the Board or earlier if deemed necessary or advisable by the Delegate in its sole discretion.

10.	Limitation of Liability.

a. Notwithstanding anything in this Agreement to the contrary, in no event shall the Delegate or any of its officers, directors, employees or agents (collectively, the “Indemnified Parties”) be liable to the Fund or any third party, and the Fund shall indemnify and hold the Delegate and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a “Claim”) arising as a result of any act or omission of the Delegate or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of the Delegate or any Indemnified Party. Without limiting the foregoing, neither the Delegate nor the Indemnified Parties shall be liable for, and the Delegate and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

i.	Any act or omission by the Delegate or any Indemnified Party in reasonable good faith reliance upon the terms of this Agreement, any resolution of the Board, telegram, telecopy, notice, request, certificate or other instrument reasonably believed by the Delegate to genuine;

ii.	Any information which the Delegate provides or does not to provide under Section 10 hereof;

iii.	Any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events.

b. Notwithstanding anything to the contrary in this Agreement, in no event shall the Delegate or the Indemnified Parties be liable to the Fund or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

11.	Effectiveness and Termination of Agreement

This Agreement shall be effective as of the later of the date of execution on behalf of the Board or the Delegate and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 30 days after receipt by the non-terminating party of such notice.

12.	Authorized Representatives and Notices

The respective Authorized Representatives of the Fund and the Board, and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix C. Any Authorized Representative of a party may add or delete persons from that party’s list of Authorized Representatives by written notice to an Authorized Representative of the other party.

13.	Governing Law

This Agreement shall be constructed in accordance with the laws of the State of Maryland without regard to principals of choice of law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Authorized Representatives of the Board and of the Delegate have affixed their signatures as of the date first written above.

IMPULSORA DEL FONDO MEXICO, SC

By:
Name: José Luis Gómez Pimienta
Title: President

THE MEXICO FUND, INC.

By:
Name: Emilio Carrillo Gamboa
Title: Chairman of the Board

List of Appendices

A —	Additional Factors and Criteria To Be Applied in the Selection of Eligible Foreign Custodians That Are Securities Depositories

B —	Factors and Criteria To Be Applied in Establishing Systems For the Monitoring of Foreign Custody Arrangements and Contracts

C —	Foreign Custody Contracts

D —	Authorized Representatives

APPENDIX A

Additional Factors and Criteria To Be

Applied in the Selection of Eligible Foreign

Custodians That Are Securities Depositories

In addition to the factors set forth in Rule 17f-5(c)(1), in selecting Eligible Foreign Custodians that are Securities Depositories, the Delegate shall consider the following factors, if such information is available:

1.	Whether use is voluntary or compulsory

2.	Ownership

3.	Operating history

4.	Established rules, practices and procedures

5.	Membership

6.	Financial strength

7.	Governing regulatory body

APPENDIX B

Factors and Criteria To Be Applied

in Establishing Systems For the Monitoring of

Foreign Custody Arrangements and Contracts

In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, the Delegate shall consider the following factors, if such information is available:

1.	Operating performance

2.	Established practices and procedures

3.	Relationship with market regulators

4.	Contingency planning

APPENDIX C

Foreign Custody Contracts

The written contracts governing the Fund’s foreign custody arrangements must include provisions that provide:

1.	For indemnification or insurance arrangements (or any combination of foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

2.	That the Fund’s assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the custodian arising under bankruptcy, insolvency, or similar laws;

3.	That beneficial ownership for the Fund’s assets will be freely transferable without the payment of money or value other than for safe custody or administration;

4.	That adequate records will be maintained identifying the assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

5.	That the Fund’s independent public accountants will be given access to those records or confirmation of the contents of those records; and

6.	That the Fund will receive periodic reports with respect to the safekeeping of the Fund’s assets, including, but not limited to, notification of any transfer to or from the Fund’s account or a third party account containing assets held for the benefit of the Fund.

Such contract may contain, in lieu of any or all of the provisions specified in above (as provided in 1940 Act Rule 17f-5 (c)(2)(i)), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for Fund assets as the specified provisions, in their entirety.

APPENDIX D

Authorized Representatives

Notices under this Agreement shall be sent to, and shall be executed on behalf of the respective parties by, any one of the following —

1.	Board

Sander M. Bieber

Assistant Secretary

1775 Eye Street, N.W.

Washington, D.C. 20006

2.	Delegate

Lic. José Luis Gómez Pimienta

Chief Executive Officer

Impulsora del Fondo México, SC

77 Aristóteles Street, 3rd Floor

Polanco

11560 México, D.F. México